Exhibit 99.1

[SOUTHERN STAR CENTRAL CORP. LOGO]

News Release

Southern Star Central Corp.

Date:

September 12, 2006

Contact:	Rob Carlton	Gayle Hobbs
	Southern Star (media relations)	Southern Star (media relations)
	(270) 852-4500 robert.w.carlton@sscgp.com	(270) 852-4503 gayle.b.hobbs@sscgp.com

SOUTHERN STAR COMPLETES 6-3/4% SENIOR NOTES EXCHANGE OFFER

September 12, 2006, Owensboro, KY - Southern Star Central Corp. (Southern Star) announced today that on Monday, September 11, 2006, it completed its offer to exchange $200 million in registered 6 ¾% Senior Notes due 2016 for previously issued unregistered 6 ¾% Senior Notes due 2016 with similar terms and conditions.

The exchange offer expired at 5:00 p.m., New York City time, on September 7, 2006.

A total of $200 million (100%) of principal amount of the notes were validly tendered and accepted for exchange by Southern Star.

The exchange offer was performed under the terms of a registration rights agreement signed as part of a financing transaction completed in April 2006 and does not represent a new financing transaction.

About Southern Star Central Corp.

Southern Star Central Corp., headquartered in Owensboro, Kentucky, owns Southern Star Central Gas Pipeline, Inc. (“Central”), an interstate natural gas transmission system spanning approximately 6,000 miles in the Midwest and Mid-continent regions of the United States. Southern Star’s pipeline facilities are located throughout Kansas, Oklahoma, Nebraska, Missouri, Wyoming, Colorado and Texas. It serves major markets such as the Kansas City metropolitan area, Wichita, Kansas and the Joplin/Springfield, Missouri areas.

Contacts

Susanne Harris Southern Star (investor relations)

(270) 852-5000

susanne.w.harris@sscgp.com